Exhibit 21.1

Subsidiaries of eOn Communications Corporation

Cortelco China Corp., a California corporation

Cortelco Shanghai Telecom Equipment Company, a majority owned subsidiary of Cortelco China Corp.

Aelix Systems Inc., a California corporation with operations in Bangalore, India